APPLIED MINERALS, INC.
110 Greene Street
New York, New York 10014
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 20, 2012

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Applied Minerals, Inc. (“we”, “us,” or the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2012 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission and being made available to stockholders on November __, 2012.

On October 16, 2012, plaintiff Arthur Lasky filed a purported class action complaint (the "Complaint") against Applied Minerals, Inc. ("Applied Minerals" or the "Company") and its Board of Directors (Andrew M. Zeitoun, John Levy, David A. Taft, and Evan D. Stone) alleging that the Board of Directors breached their fiduciary obligations to the Company's stockholders by issuing an incomplete proxy statement in connection with the upcoming annual meeting scheduled for November 20, 2012 (the "Annual Meeting"), and that Applied Minerals aided and abetted the alleged breach.  Specifically, plaintiff alleged that the Company's definitive proxy statement filed with the United States Securities and Exchange Commission on October 10, 2012 (the "Proxy Statement") omitted to disclose certain facts in connection with Proposal 2 (to increase the number of shares authorized under the Company's certificate of incorporation from 120 million shares to 200 million shares); Proposal 3 (the advisory "say-on-pay" vote); and Proposals 5 and 6 (adoption of the Company's Long-Term and Short-Term Incentive Plans and approval of the performance goals thereunder).  Plaintiff then moved to enjoin the Annual Meeting.

Plaintiff in particular alleges that the Proxy Statement should have disclosed, among other things:  (i) the underlying rationale for the Board's decision not to use a compensation consultant and/or to conduct a benchmarking analysis; (ii) the data, analyses, counsel or advice considered by the Board in recommending the Proposals; (iii) the reason that the entire Board acted as the Compensation Committee; (iv) the dilutive impact of issuing additional shares; (v) projected stock grants under the two incentive plans; and (vi) how the Board determined the number of additional shares to be authorized.

Applied Minerals and its Board of Directors believe that the Complaint lacks merit and is without basis in law or fact, that the Board of Directors fulfilled their fiduciary and other legal duties in all respects, which moots any question of the Company aiding and abetting any violation; and that the Proxy Statement fully and completely discloses all material facts concerning the Proposals and otherwise complies with the disclosure requirements of the SEC proxy rules (an issue not addressed in the Compliant) as well as any disclosure obligations imposed by state law fiduciary or other duties imposed on directors of the Company (which the Company does not believe to be broader than those imposed by the SEC proxy rules).  Nonetheless, to avoid the expense, distraction and inherent uncertainty associated with any litigation, to conserve capital to the greatest possible extent, and to avoid the risk of any potential disruption to the Annual Meeting, the Board has determined to supplement the Proxy Statement with the additional disclosures set forth below (the "Supplemental Disclosures") and thereby moot all potential claims.

In making the Supplemental Disclosures, Applied Minerals and the Board of Directors do not believe that such disclosures are material and do not in any way admit, and indeed expressly deny, all factual and legal allegations in the Complaint.  Applied Minerals and the Board of Directors further reserve all of their rights and defenses with respect to the Complaint and the allegations therein.

Supplemental Disclosures

For further context in connection with Proposal 2 (the approval of an amendment to the certificate of incorporation increasing in the number of authorized shares of common stock from 120 million to 200 million), the following additional information, which supplements and is not inconsistent with the information in the Proxy Statement, is provided.

The Board approved an amendment to the articles of incorporation increasing the number of authorized shares of common stock from 120 million to 200 million at the July 25, 2012 meeting of the Board of Directors.  The issue was not on the agenda for the board meeting and was raised for the first time at the meeting.  The issue was raised after a discussion of the possibility of adopting a long-term incentive plan.  That discussion indicated that the reservation of shares for a long-term incentive plan would use up a substantial portion of the remaining unissued and unreserved shares of the 120 million authorized shares, leaving only a few million shares for other possible issuances of shares.  In that context, the Board raised and considered the issue of an increase in number of authorized shares.  The size of the increase (80 million shares) was suggested by one of the directors.  At the board meeting, Mr. Zeitoun initially suggested that the number of additional authorized shares be lower because of the “optics,” as such would be perceived by some shareholders. The other directors indicated that they believed an increase of 80 million shares was preferable so that the Company would have sufficient authorized but unissued shares for any reasonable eventuality.  The consensus was that an additional 80 million shares was a sufficient and appropriate amount of newly authorized shares.  Although not discussed at the meeting, the approval was made against a background in which the Company’s authorized shares were increased from 60 million to 120 million in 2009 and, even before any long-term incentive plan, 108 million shares were issued or reserved. No plans for issuing shares were raised or discussed at the meeting.  If there were plans, the SEC proxy rules would have required disclosure of such plans.

The Complaint also raised the issue of the disclosure of dilution on connection with Proposals 2, 5, and 6.

The issue of whether the sale of newly authorized shares would dilute existing stockholders was neither raised nor discussed at the July 25 board meeting (at which the Board adopted an amendment to the certificate of incorporation increasing the number of authorized shares) or the September 4 board meeting (at which the Board approved the Long-Term and Short-Term Incentive Plans).  The following information supplements the information in the Proxy Statement. .

In the sense that "dilution" generally results from a sale of shares or the grant of options or other right to acquire shares thereby causing a reduction of the ownership percentage of existing stockholders, such an action could be considered "dilutive" to the existing stockholders.  The Board of Directors is subject to fiduciary duties and the Board will authorize a sale of shares or the grant of shares or options or other rights to acquire shares only if it believes that such action is in the best interest of stockholders.   If the Board does not believe that such action is in the best interests of stockholders, it is under a fiduciary obligation not to authorize such action.

In the sense that "dilution" would result from the sale of additional shares or the grant of options or other right to acquire shares at prices below the existing market prices or below book value, the sale of any shares or the grant of such rights, whether with respect to currently authorized shares or newly authorized shares, at such prices could be deemed "dilutive." Under applicable law, the board may authorize the sale of shares with par value (our common stock has a par value of $.001) per share “for such consideration, having a value not less than the par value thereof, as determined from time to time by the board of directors.”  Depending on the circumstances, the sale of shares or the grant of options or other rights to acquire shares at a price below market price or book value may be  in the best interests of stockholders. The Board has no current plans to sell shares of common stock or grant options or other rights to acquire shares at a price below market price or book value.  However, if the Board believes that in the exercise of its fiduciary duty that such action is  in the best interests of stockholders, it may authorize such action.  If the Board does not believe that such action is in the best interests of stockholders, it will not authorize such action.

Merely amending the increase in the number of authorized shares and approving the Long-Term and Short-Term Incentive Plans would not be dilutive. In any case, at the times that the amendment to the certificate of incorporation increasing the number of authorized shares and the Long-Term and Short-Term Incentive Plans were approved by the Board of Directors, one director, David Taft, was the largest beneficial owner of the Company’s Common stock and the directors as a group beneficially owned in the aggregate 26.3% of the outstanding stock (excluding shares acquired from the Company as compensation).  As a result, the interests of the directors were aligned with the interests of shareholders and any action by the board that had a dilutive effect on shareholders would have similar dilutive effect of the interests of Mr. Taft and the directors as a group in the same fashion.

For further context in connection with Proposal 3 (the advisory vote on executive compensation), the following additional information regarding the Management Agreement with Material Advisors is provided.

As explained in the Proxy Statement, the Management Agreement with Material Advisors was negotiated in 2008.  The Management Agreement covered the years 2009 and 2010 and provided that it would be automatically renewed for 2011 unless either party if gave notice of non-renewal.  If the Company had given a notice of non-renewal for 2011, all options scheduled to vest in 2011 would automatically vest.  The Management Agreement provided for compensation (including option grants) for 2009, 2010, and 2011. Given that the 2011 compensation was already negotiated, the use of a compensation consultant or benchmarking for 2011, would have been, in the judgment of the Board, not useful.  Also, the reason that the full Board acted as a compensation committee was set forth in the proxy statement.

The foregoing information supplements and is not inconsistent with the information provided in the Proxy Statement.

For further context in connection with Proposals 5 and 6 (approval of the Long-Term Incentive Plan ("LTIP") and Short Term Incentive Plan ("STIP")), the following additional information is provided.

The LTIP and the STIP and the performance goals thereunder were approved by the Board at a meeting on September 4, 2012.  Prior to the meeting the Board was provided with a memorandum explaining the rationale for the LTIP and STIP.  The proxy Statement discussion of the LTIP and the STIP was consistent with the discussion on the memorandum, which provided, in pertinent part:

The Rationale for an LTIP

Efficiency.

Typically, the exercise of options generates a compensation expense for tax purposes, measured by spread between market price at the time of exercise and the exercise price.  Section 162(m) limits the deductibility of compensation expense for certain persons to $1 million unless the options were issued under a plan approved by shareholders.

In the past, grants of stock options by the Company have been made on an ad hoc basis and have not been submitted to shareholders for approval under Section 162(m) of the tax code.
The LTIP is a more efficient approach.  Establishing an LTIP under which grants could be made to Material Advisors and to employees and submitting the LTIP to shareholders for approval would eliminate the need to submit individual option grants to shareholders for approval in order to satisfy the requirements of Section 162(m). . .

The Rationale for the STIP

. . . The rationale for adopting the STIP and getting shareholder approval for the STIP is to assure that bonus payments that take total compensation payments over $1 million per year are deductible for tax purposes under Section 162(m) of the tax code.  The STIP contemplates only bonuses that comply with Section 162(m).  (The Board has the flexibility to award bonuses that do not comply with Section 162(m) outside of the STIP.  To the extent that such bonuses take total compensation payments over $1 million per year, they would not be deductible.)

At the time that the LTIP and STIP  were approved by directors and currently, the Company had and has a sufficient number of authorized, unissued and unreserved shares to fully fund the LTIP plan (if shares were issued under the STIP, they would be issued from shares reserved under the LTIP).  The funding of the LTIP is not linked to or dependent upon the amendment of the articles of incorporation increasing the number of authorized shares.

Management originally proposed that the number of shares subject to the plan would be 12 million.  Members of the board, indicating that they were relying on their own general knowledge of incentive plans, indicated that the customary maximum percentage of shares for an incentive plan was a maximum of 10% of the outstanding shares, which would be about 8.9 million shares.  It was agreed that the maximum number of shares would be 10% of the outstanding shares.  It was discussed that the number of shares would be sufficient for option grants to Material Advisors in 2013 and 2014 equal to the option grant for 2012, but there was no agreement or commitment that there would be option grants in 2013 or 2014 to Material Advisors or the number of shares subject to any such option grants.  Indeed, the Proxy Statement stated correctly that “because future awards under the 2012 Long-Term Incentive Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.”  Moreover, the disclosure of projected stock grants under the two incentive plans was unnecessary because there were no projections of stock grants and the Proxy Statement made clear there were no plans to make awards under the plans.  The Proxy Statement also stated correctly “future awards under the Short-Term Incentive Plan will be granted in the discretion of the Committee, the type, number, recipients and other terms of such awards cannot be determined at this time.”  Given the absence of plans to grant awards under the plans, the Proxy Statement did not, as the Complaint demanded, disclose “projected stock grants under the two incentive plans.”

Voting and Changing Your Vote

If you are a stockholder of record, there are three ways to vote by proxy:

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By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

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By mail – If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on November 19, 2012. Submitting your proxy by either of these methods will not affect your ability to attend the Annual Meeting and vote during the Annual Meeting at www.virtualshareholdermeeting.com/amnl2012.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting;
•	voting again by the Internet (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on November 19, 2012; or
•
delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by Internet, but prior to the date of the Annual Meeting, stating that the proxy is revoked;

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

You should send any written notice or new proxy card to Applied Minerals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You may request a new proxy card by calling Applied Minerals, Inc. at (212) 226-4232 or telephoning 1-800-579-1639 or emailing sendmaterial@proxyvote.com.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED.